EMPLOYMENT AGREEMENT

This Employment Agreement (this "Agreement") is effective as of November 18, 2019 (the "Effective Date") by and between Spark Networks, Inc., a Delaware corporation (the "Company") and wholly-owned subsidiary of Spark Networks SE, Kohlfurter Straße 41/43 10999 Berlin ("Spark Networks SE"), and Eric Eichmann, an individual resident in New Jersey, USA ("Executive").

WITNESSETH:

WHEREAS, the Company desires to retain Executive to serve as Chief Executive Officer of the Company commencing on the Effective Date.

NOW THEREFORE, in consideration of the mutual obligations herein contained, the parties hereto, intending to be legally bound hereby, covenant and agree as follows:

1. EMPLOYMENT

(a) The Company is employing Executive to render services to the Company in the position of Chief Executive Officer. Executive is also separately serving as the Chief Executive Officer and as an executive director of Spark Networks SE. Executive shall perform such duties commensurate with his position, subject to the control of the Board of Directors of the Company (the "Board") and the Board of Directors of Spark Networks SE (the "Spark SE Board"), as applicable, for the overall strategic direction and leadership of the Company and Spark Networks SE. Executive shall report to the Board and to the Board of Spark Networks SE in his capacity as Chief Executive Officer of the Company and in his capacity as Chief Executive Officer and as an executive director of Spark Networks SE, as applicable.

(b) Throughout the Term (as defined below), Executive shall devote his full business time and undivided attention to the business and affairs of the Company and its affiliates (including Spark Networks SE) and subsidiaries, except for reasonable vacations and illness or incapacity. In the event Executive desires to engage in any other paid employment or other customarily paid activity, invest in any other company or business, or serve as a member of any supervisory or advisory board or board of directors or similar governing authority of any other company, business or other institution, Executive must obtain the prior written consent of the Spark SE Board. Executive acknowledges and agrees that Executive shall adhere to a strict duty of loyalty to the Company, Spark Networks SE, their affiliates and subsidiaries when engaging in any "side activities" pursuant to this Section 1(b) and that engagement in any such "side-activity" shall not negatively affect the Company, Spark Networks SE, their affiliates or subsidiaries in any respect. Any consent granted to Executive pursuant this this Section 1(b) may be revoked at any time. For the avoidance of doubt, the foregoing provisions shall not apply to Executive's management of his personal investments, so long as such activity does not unreasonably interfere with the performance of Executive's duties hereunder or conflict with Executive's covenants under Section 5 hereof.

2. TERM

The term of this Agreement (the "Term") shall commence on the Effective Date and shall continue until terminated pursuant to Section 4 hereof.

3. COMPENSATION AND BENEFITS

For services rendered by Executive during the Term of this Agreement, and for his performance of all additional obligations of employment, the Company agrees to pay Executive and Executive agrees to accept the following salary, other compensation, and benefits:

(a) Base Salary. During the Term, the Company shall pay Executive a base salary at the annual rate of $525,000

(the "Annual Base Salary") to be paid evenly over the course of the year in accordance with the Company's standard payroll policies.

(b) Annual Bonus. In addition to the Annual Base Salary, Executive shall be eligible to receive an annual bonus with a target amount of not less than $300,000 (the "Minimum Target Bonus Amount") for calendar year 2020 and subsequent calendar years based on the achievement of individual and Company performance goals for such years to be determined by the Board and the Spark SE Board with reasonable input from Executive (the "Annual Bonus"). Any Annual Bonus payment shall be made at the same time that annual bonus payments are made to other senior executives of the Company and Spark Networks SE. Subject to the terms of Section 4 below, Executive must be employed by the Company on the date on which such bonus is earned in order to be eligible to receive such bonus. The Minimum Target Bonus Amount payable for calendar year 2019 shall be the pro-rata Minimum Target Bonus Amount for calendar year 2019 calculated from the Effective Date.

(c) Benefits. Executive shall be entitled to participate, as long as he is an employee of the Company, in any and all of the Company's present or future employee benefit plans, including without limitation pension plans, thrift and savings plans, insurance plans, and other benefits that are generally applicable to the Company's senior executives; provided, however, that the accrual and/or receipt by Executive of benefits under and pursuant to any such present or future employee benefit plan shall be determined by the provisions of such plan which are generally applicable to all senior executives.

(d) Business Expenses. Executive shall be reimbursed, in accordance with Company policies and guidelines, for all reasonable expenses incurred in connection with the conduct of the Company's business upon presentation of evidence of such expenditures, including but not limited to entertainment of business partners and travel expenses incurred by Executive in the performance of his duties; provided that such expenses were incurred in the interest of the Company. In the event Executive travels by train, the cost of a first-class fare will be reimbursed by the Company. If Executive travels by plane, the Company will reimburse the amount of an economy fare for any flight up to 5.5 hours in duration. The Company will reimburse the amount of business class fare for any flight that exceeds 5.5 hours in duration. For the avoidance of doubt, the Company will reimburse Executive for all reasonable expenses incurred in connection with Executive's regular trips between New York, USA, and Berlin, Germany, upon presentation of evidence of such expenditures, including but not limited to airfare, ground transportation, and accommodation and meals in Berlin, Germany.

4. TERMINATION OF EMPLOYMENT.

(a) Termination of Employment.

(i) Termination with or without Cause. Subject to the terms and conditions of this Section 4, either the Company or Executive may terminate Executive's employment at any time, with or without Cause (as defined below), during the Term. Any termination of Executive's employment during the Term shall be communicated by written notice of termination from the terminating party to the other party. The Company shall pay to Executive all compensation to which Executive is entitled up through the date of termination, including the cash value of any accrued and unused vacation and the Termination Bonus Amount (as defined below) (unless Executive's employment was terminated by the Company for Cause, in which case Executive shall not be entitled to the Termination Bonus Amount), and thereafter all obligations of the Company under this Agreement shall cease.

(ii) Termination by Death. Executive's employment shall terminate automatically upon Executive's death (such termination, termination "By Death"). The Company shall pay to Executive's beneficiaries or estate, as appropriate, any compensation then due and owing, including any earned but unpaid Annual Base Salary, the cash value of any accrued and unused vacation and the Termination Bonus Amount. Thereafter all obligations of the Company under this Agreement shall cease. Nothing in this Section shall affect any entitlement of Executive's beneficiaries, heirs or devisees to the benefits of any life insurance plan or other applicable benefits.

(iii) Termination By Disability. If Executive becomes eligible for the Company's long term disability benefits or if,

in the sole opinion of the Company, Executive is unable to carry out the responsibilities and functions of the position held by Executive by reason of any physical or mental impairment for more than ninety (90) consecutive days or more than one hundred and twenty (120) days in any twelve (12)-month period, then, to the extent permitted by law, the Company may terminate Executive's employment (such termination, termination "By Disability"). The Company shall pay to Executive all compensation to which Executive is entitled up through the date of termination, including any earned but unpaid Annual Base Salary, the cash value of any accrued and unused vacation and Termination Bonus Amount, and thereafter all obligations of the Company under this Agreement shall cease. Nothing in this Section shall affect Executive's rights under any disability plan in which Executive is a participant.

(b) Severance. Except in situations where the employment of Executive is terminated for Cause, By Death or By Disability (as defined above), in the event that the Company terminates Executive's employment at any time, or if Executive terminates Executive's employment with the Company for Good Reason (as defined below) at any time, (i) if such termination occurs within the first eighteen (18) months of the Effective Date of Executive's employment with the Company Executive will be eligible to receive (A) an amount equal to eighteen (18) months of Executive's then-current Annual Base Salary and Annual Bonus for such period (plus an amount equal to the then current annual base salary and annual bonus payable to Executive pursuant to the Spark Networks SE Employment Agreement (as defined below) for such period), payable in the form of salary continuation and (B) reimbursement of any COBRA continuation coverage premium payments paid by Executive for the eighteen (18) month period following the date of Executive's termination of employment or (ii) if such termination occurs more than eighteen (18) month after the Effective Date of Executive's employment with the Company, Executive will be eligible to receive (A) an amount equal to twelve (12) months of the Executive's then-current Annual Base Salary and Annual Bonus for such period (plus an amount equal to the then-current annual base salary and annual bonus payable to Executive pursuant to the Spark Networks SE Employment Agreement for such period), payable in the form of salary continuation and (B) reimbursement of any COBRA continuation coverage premium payments paid by Executive for the twelve (12) month period following the date of Executive's termination of employment (subclauses (A) and (B) of each of clauses (i) and (ii) of this Section 4(b) are collectively defined, in each case, as "Severance"). For the avoidance of doubt, Executive acknowledges and agrees that the Severance set forth in this Section 4(b) is the only severance to which Executive shall be entitled in connection with his employment at the Company and Spark Networks SE and that no additional severance shall be due and owing to Executive by Spark Networks SE upon termination of Executive's employment with Spark Networks SE.

Executive's eligibility for Severance is conditioned on Executive having first signed a release agreement in the form reasonably acceptable to the Board and the Spark SE Board and substantially similar to the form used for other senior executives of the Company and Spark Networks SE. Executive shall not be entitled to any Severance if Executive's employment is terminated for Cause, By Death or By Disability (as defined above), if Executive's employment is terminated by Executive other than for Good Reason or in the event of breach by Executive of Executive's post-termination obligations set forth in Section 5 of this Agreement or Section 11 or 12 of Executive's employment agreement with Spark Networks SE, dated as of the date hereof (the "Spark Networks SE Employment Agreement"), as determined by the Company Board and/or the Spark SE Board in good faith.

If any plan pursuant to which severance welfare benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A (as defined below) under Treasury Regulation Section 1.409A-1(a)(5) or the Company is otherwise unable to continue to cover Executive under its group health plans without substantial adverse tax consequences, then an amount equal to each remaining premium payment shall thereafter be paid to Executive as currently taxable compensation in substantially equal monthly installments over the continuation coverage period (or the remaining portion thereof). All legally required and authorized deductions and tax withholdings shall be made from the payments described in the previous sentence, including for wage garnishments, if applicable, to the extent required or permitted by law.

(c) Taxes and Withholdings. The Company may withhold from any amounts payable under this Agreement, including any benefits or Severance, such federal, state or local taxes as may be required to be withheld, and all other authorized deductions, including for wage garnishments, if applicable, to the extent required or permitted by

applicable law or regulations, which amounts shall be deemed to have been paid to Executive. Effective immediately upon termination of employment, Executive shall no longer be eligible to contribute to or to receive additional Company contributions as an active participant in any retirement or benefit plan covering employees of the Company, but shall continue to have all rights under each such plan that are afforded to terminated executive employees and inactive participants.

(d) Foreign Taxes. The Company agrees to compensate Executive, subject to appropriate evidence confirmed by the Company's tax advisor, for that portion of Executive's non-U.S. tax liability that exceeds the amount Executive would have paid in taxes assuming Executive's entire compensation paid by the Company and/or Spark Networks SE had only been subject to taxes in the United States (such excess amount, the "Excess Tax Amount"); provided, however, that any estimated U.S. tax calculations be prepared by Executive's accountant using the same methodology used by PricewaterhouseCoopers to estimate Executive's tax liability in connection with the negotiation of this Agreement; and provided further that the foregoing compensation obligation by the Company shall only apply with respect to any taxable year to the extent that the Excess Tax Amount exceeds USD $25,000 with respect to such taxable year (for the avoidance of doubt, the Company shall pay any amount in excess of $25,000 but shall not be responsible for the initial $25,000). Such amount shall be grossed up to account for taxes owed by Executive on the portion of the Excess Tax Amount reimbursed by the Company. The Company shall pay the reasonable fees of Executive's accountant incurred in connection with the preparation and filing of Executive's tax return. Any tax equalization reimbursement owed pursuant to this paragraph shall be payable and paid within the timeframe required by Treasury Regulation Section 1.409A-1(b)(8)(iii). For the avoidance of doubt, the Company shall be entitled to take into account the provisions of the United States federal and state tax laws relating to foreign tax credits, foreign earned income exclusions and other relevant items affecting foreign income, as well as the provisions of any applicable tax treaty for purposes of calculating the amount(s) required to be reimbursed pursuant to this Section 4(d). Executive shall reasonably cooperate with the Company and its professional tax advisors (and abide in good faith with any advice or guidance thereof provided to Executive) in respect of his travel and activities in any jurisdiction outside the United States for the purpose of (A) attempting to minimize any potential adverse tax effects on the Company or any of its affiliates, and (B) attempting to minimize Executive's taxation under the laws of a jurisdiction other than the United States.

(e) Definitions.

(i) "Cause" means: (A) Executive is indicted, convicted or enters a plea of guilty or nolo contendere for the commission of a crime involving dishonesty, breach of trust, or physical harm to any person; (B) Executive willfully engages in conduct that is in bad faith and materially injurious to the Company, including but not limited to, misappropriation of trade secrets, fraud or embezzlement; (C) Executive commits a material breach of this Agreement, which breach is not cured within twenty days after written notice to Executive from the Company; or (D) Executive willfully refuses to implement or follow a lawful policy or directive of the Company, which breach is not cured within twenty (20) days after written notice to Executive from the Company. The Company may terminate Executive's employment for Cause at any time, without any advance notice. The Company shall pay Executive all compensation to which Executive is entitled up through the date of termination, subject to any other rights or remedies of the Company under law; and thereafter all obligations of the Company under this Agreement shall cease.

(ii) "Good Reason" means the occurrence during the Term of any of the following: (A) a material breach of this Agreement by the Company which is not cured by the Company within thirty (30) days following the Company's receipt of written notice by Executive to the Company describing such alleged breach; (B) Executive's Annual Base Salary or Annual Bonus opportunity is reduced by the Company; (C) a reduction in Executive's title, or a material reduction in Executive's duties, authorities, and/or responsibilities, whether at the Company or at Spark Networks SE; or (D) a requirement by the Company, without Executive's consent, that Executive relocate to a location that is greater than thirty-five (35) miles from Executive's place of residence in New Jersey, USA. Notwithstanding the above: the occurrence of any of the events described in the foregoing sentence shall not constitute Good Reason unless Executive gives the Company written notice, within thirty (30) calendar days after Executive has knowledge of the occurrence of any of the events described in the foregoing sentence, that such circumstances constitute Good

Reason and the Company thereafter fails to cure such circumstances within thirty (30) days after receipt of such notice, and Executive terminates his employment hereunder within ninety (90) days after such event occurs.

(iii) "Section 409A" means Section 409A of the Internal Revenue Code of 1986, as amended, ("Code") and all applicable guidance promulgated thereunder.

(iv) "Termination Bonus Amount" means (A) in the event Executive's employment with the Company is terminated before the end of a given calendar year, the pro-rated portion of the Annual Bonus amount based on the date of the termination of Executive's employment with the Company (which shall become due and payable in accordance with the Company's normal bonus payment schedule and only after the Company has the requisite information regarding the Company's performance necessary to calculate such Termination Bonus Amount); and (B) in the event Executive is terminated after December 31st of any given calendar year but prior to the payment of the Annual Bonus Amount, an amount equal to the Annual Bonus Amount payable for such calendar year.

5. NON-SOLICIT; NON-COMPETE

(a) Non-Solicitation of Customers. During Executive's employment with the Company, and for a period of twelve (12) months thereafter, Executive will not knowingly, separately or in association with others, materially and substantially interfere with, impair, disrupt or damage the Company's or Spark Networks SE's relationship with any of the customers of the Company or Spark Networks SE with whom Executive has had contact by contacting them for the purpose of inducing or encouraging any of them to divert or take away business from the Company or Spark Networks SE and to an enterprise that is in direct competition with the Company Business.

(b) Non-Solicitation of Employees. During Executive's employment with the Company, and for a period of twelve (12) months thereafter, Executive will not, knowingly, separately or in association with others, materially and substantially, interfere with, impair, disrupt or damage the Company's or Spark Networks SE's business by directly contacting any Company or Spark Networks SE officers or key employees for the purpose of inducing or encouraging them to discontinue their employment with the Company or Spark Networks SE; provided, however, that the foregoing provisions shall not (i) restrict Executive from directly or indirectly making any general solicitation for employees, making a public advertising or participating in any job fairs or recruiting workshops, (ii) preclude Executive from soliciting and/or hiring any officer, key employee or other person at any time (A) in the case of voluntary terminations, later than six (6) months after such person's termination of employment from the Company or Spark Networks SE and (B) in the case of all other terminations, after such person's termination of employment from the Company or Spark Networks SE, or (iii) apply to employment actions taken by Executive in connection with Executive's performance of his duties to the Company and Spark Network SE, including terminations related to job performance, redundancies, reorganizations or restructurings, early retirement programs and similar cases.

(c) Non-competition. For a period of twelve (12) months following the termination of Executive's employment with the Company (the "Non-compete Period"), Executive will not directly or indirectly engage in any business (whether as an employee, consultant, director, member, partner or shareholder of more than five percent (5%) of the capital stock of any company, business or other institution) that is in direct or indirect competition with any active or planned business of the Company in any geographic area in which the Company, Spark Networks SE, any of their affiliates or subsidiaries is active as of the date of the termination of employment with the Company and Spark Networks SE.

6. CONFIDENTIAL INFORMATION; INTELLECTUAL PROPERTY

(d) Proprietary Information and Inventions Assignment Agreement. Executive shall execute and deliver a Intellectual Property Rights and Confidential Agreement ("PIIAA") on the Company's standard form for senior executives. The provisions of the PIIAA are incorporated into this Agreement by reference as if such provisions were terms and conditions of this Agreement.

7. MISCELLANEOUS

(a) Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and assigns. Executive shall not be entitled to assign any of Executive's rights or obligations under this Agreement without the Company's written consent, provided that upon Executive's death, Executive's named beneficiaries, estate or heirs, as the case may be, shall succeed to all of Executive's rights under this Agreement.

(b) Nonexclusivity Rights. Executive is not prevented from continuing or future participation in any Company or Spark Networks SE benefit, bonus, incentive or other plans, programs, policies or practices provided by the Company or Spark Networks SE subject to the terms and conditions of such plans, programs, or practices.

(c) Entire Agreement. This Agreement, together with the Spark Networks SE Employment Agreement, supersedes any prior agreements or understandings, oral or written, with respect to employment of Executive and constitutes the entire agreement with respect thereto. This Agreement cannot be altered or terminated orally and may be amended only by a subsequent written agreement executed by both of the parties hereto or their legal representatives, and any material amendment must be approved by a majority of the voting shareholders of the Company.

(d) Waiver. Either party's failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement

(e) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, USA.

(f) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions, which shall remain in full force and effect.

(g) Interpretation; Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing the Company, but Executive has participated in the negotiation of its terms. Furthermore, Executive acknowledges that Executive has had an opportunity to review and revise the Agreement and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

(h) Arbitration. Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in New York City, New York, before three arbitrator(s). The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures. Judgment on the Award may be entered in any court having jurisdiction. This clause shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction, in which case each party consents to the jurisdiction and venue of the state and federal courts located in New York, New York. All forum costs related to such arbitration shall be borne by the Company.

(i) Notices. Any notices, requests or other communications provided for by this Agreement shall be sufficient if in writing and if sent by registered or certified mail to Executive at the last address he has filed in writing with the Company or, in the case of the Company, at its principal offices.

(j) Cooperation. If Executive is no longer employed by the Company for any reason, Executive and the Company shall in good faith negotiate future cooperation by Executive as reasonably requested by the Company at a reasonable rate and provision for expense reimbursement for a period of up to six (6) months.

8. COMPLIANCE WITH CODE SECTION 409A

With respect to any compensation payable or benefits to be provided under this Agreement that are subject to Section 409A, this Agreement is intended to be exempt from or comply with the provisions of Section 409A. In furtherance of this intent, to the extent that any compensation payable or benefits to be provided under this Agreement are subject to Section 409A, this Agreement shall be interpreted, operated, and administered in a manner consistent with these intentions, and the parties agree to amend this Agreement further (if necessary) in order to avoid the adverse tax consequences of Section 409A. Notwithstanding any other provision of this Agreement to the contrary, no severance pay or benefits to be paid or provided to Executive, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A (together, the "Deferred Payments") will be paid or otherwise provided until Executive has had a "separation from service" within the meaning of Section 409A. Similarly, no severance payable to Executive, if any, that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Executive has had a "separation from service" within the meaning of Section 409A. Each payment and benefit payable under this Agreement is intended to constitute a separate payment and the right to a series of installment payments under this Agreement will be treated as a right to a series of separate payments. If Executive is a "specified employee" within the meaning of Section 409A at the time of his "separation from service" (within the meaning of Section 409A), then the Deferred Payments that would otherwise be payable within the six (6) month period following his separation from service will be paid in a lump sum on the date six (6) months and one (1) day following the date of his separation from service (or the next business day if such date is not a business day). All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. If Executive dies following his separation from service, but prior to the six (6) month anniversary of his separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of his death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit.

9. COMPLIANCE WITH CODE SECTION 280G

In the event that it is determined by the Company in its sole discretion that any payment or benefit to the Executive under this Agreement, or otherwise, either cash or non-cash, that the Executive has the right to receive from the Company, including, but not limited to, accelerated vesting or payment of any deferred compensation, restricted stock or any benefits payable to Executive under any plan for the benefit of employees, would constitute an "excess parachute payment" (as defined in Section 280G of the Code), then such payments or other benefits will be either (a) delivered in full, or (b) delivered as to such lesser extent which would result in no portion of such payments or benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999 of the Code, results in the receipt by Executive on an after-tax basis of the greatest amount of payments and benefits, notwithstanding that all or some portion of such payments or benefits may be taxable under Section 4999 of the Code. The order in which the payment will be reduced are (i) cash payments; (ii) equity-based payments that are taxable; (iii) equity-based payments that are not taxable; (iv) equity-based acceleration; and (v) other non-cash forms of benefits. Within any such category of payments and benefits (that is, (i), (ii), (iii), (iv) or (v)), a reduction shall occur first with respect to amounts that are not "deferred compensation" within the meaning of Section 409A and then with respect to amounts that are. In no event will Executive have any discretion with respect to the ordering of payment reductions.

[*Signature Page Follows*]

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

SPARK NETWORKS, INC.

By: Cristina C

Name: Cristina Ceballos
Title: VP Finance, Spark Networks Inc

ERIC EICHMANN

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IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

SPARK NETWORKS, INC.

By: ______________________________
Name:
Title:

ERIC EICHMANN

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